EMCORE ANNOUNCES 2-FOR-1 STOCK SPLIT

SOMERSET, N.J. -- August 24, 2000--EMCORE Corporation (NASDAQ: EMKR) announced today that its Board of Directors has declared a two-for-one stock dividend to be effected as a special stock distribution of one share of common stock for each share of the Company's common stock outstanding. Stockholders of record on September 18, 2000, will receive one additional share of common stock for each share of the Company's common stock held on that date.

The payment date will be September 25, 2000. On or about that date, the new shares will be mailed from the Company's transfer agent, American Stock Transfer & Trust Company. The stock split will increase the number of shares outstanding to approximately 34 million. The Company expects that its outstanding common stock will begin to trade on a post-split basis on September 26, 2000.

Reuben Richards, EMCORE's President and Chief Executive Officer, commented, "This dividend should broaden the distribution and increase the marketability and liquidity of EMCORE common stock. Equally important, growth among all of our product lines has exceeded expectations, and management believes the Company's product opportunities will continue to enhance the value per share on a post-split basis."

Appropriate adjustments will be made in accord with the relevant conversion and exercise terms of EMCORE instruments to acquire EMCORE common stock.

EMCORE Corporation offers a versatile portfolio of compound semiconductor solutions for the rapidly expanding broadband and wirelesss communications and solid state lighting markets. The Company's integrated solutions philosophy embodies state of the art technology, material science expertise and a shared vision of our customer's goals and objectives to be leaders and pioneers in the rapidly growing world of compound semiconductors. EMCORE's solutions include: optical components for high speed data and telecommunications; solar cells for global satellite communications; electronic materials for high bandwidth communications systems, such as Internet access and wireless telephones; MOCVD tools for the growth of GaAs, AlGaAs, InP, InGaAsP, GaN, InGaN, AlGaN, and SiC epitaxial materials used in numerous applications, including data and telecommunications modules, cellular telephones, solar cells and high brightness LEDs. For further information about EMCORE, visit Error! Bookmark not defined..

The information provided herein may include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 relating to future events that involve risks and uncertainties. Actual operating results may differ materially from such forward-looking statements and are subject to certain risks, including risks arising from: cancellations, rescheduling or delays in product shipments; manufacturing capacity constraints; lengthy sales and qualification cycles; difficulties in the production process; changes in semiconductor industry growth, increased competition, delays in developing and commercializing new products, and other factors described in EMCORE's filings with the Securities and Exchange Commission. The forward-looking statements contained in this news release are made as of the date hereof and EMCORE does not assume any obligation to update the reasons why actual results could differ materially from those projected in the forward-looking statements.